Exhibit 99.1

bm technologies (bmtx) RUBENSTEIN PUBLIC RELATIONS CONTACT: BRIGIT HENNAMAN 212-805-3005 BHENNAMAN@RUBENSTEINPR.COM

BM Technologies, Inc. (BMTX) Announces John Dolan as New Board Member

RADNOR, PA, May 13, 2022 (GLOBE NEWSWIRE) -- BM Technologies, Inc. (NYSE American: BMTX), one of the largest digital banking platforms and Banking-as-a-Service (BaaS) providers in the country, is proud to announce the expansion of its Board with the naming of John Dolan to the Audit Committee and as its chairperson.

Dolan has worked in the banking world for more than 30 years, as both a CFO and then CEO of First Commonwealth Financial Corporation (NYSE American: FCF). Before becoming CEO of First Commonwealth, Dolan served as the company’s CFO for more than 20 years. As CFO, he directed financial accounting and reporting, management and regulatory reporting, budgeting, tax planning, and all internal controls, as well as a broad range of M&A activity. During his tenure as a member of the executive team, he helped transform the bank from a $200 million asset institution to a publicly traded bank holding company with $6 billion in assets.

“We are delighted to welcome John Dolan to the Board,” stated Luvleen Sidhu, Chair, CEO, and Founder of BMTX.” Mr. Dolan brings to our Board extensive financial and regulatory expertise and experience as the strategic and financial leader of a community bank, including raising capital, preparing financial reports, developing strong internal controls, developing executive management teams, and achieving growth through acquisitions. As a newly formed public company and as we navigate our transition to a true fintech bank, his experience is invaluable.”

John is also the founder of Dolan Financial Solutions, a consulting firm helping entities discover appropriate financing options to execute their strategic and growth plans. Reflecting his passion for public service and community building, Dolan has been active in economic development and assisting early-stage companies during their development. He is an experienced angel investor and a member of the board of directors of Pratter, Inc., an early-stage company that provides transparency to reduce healthcare costs. Dolan also served as the Non-Executive Chairman of the Board and Audit Committee Chair of Atlantic Coast Financial Corp. (NASDAQ: ACFC), beginning in late 2013 until its successful turnaround and sale in 2018.

Dolan remained active in industry groups throughout his banking tenure, including the Financial Services Roundtable (now the Bank Policy Institute), the Pennsylvania Bankers Association, and the American Bankers Association. Dolan resides in Indiana, PA, and has served on several not-for-profit boards. He is currently the Board Chair for West Liberty University Foundation, Inc. and on the McGowan Institute for Regenerative Medicine advisory board in Pittsburgh, PA.

bm technologies (bmtx) RUBENSTEIN PUBLIC RELATIONS CONTACT: BRIGIT HENNAMAN 212-805-3005 BHENNAMAN@RUBENSTEINPR.COM

He earned his B.S. in Business Administration with a Specialization in Accounting in 1978 from West Liberty University in West Virginia.

“I am honored and delighted to be joining the Board,” said Dolan. “BMTX represents the future of banking, and I am excited to add my expertise and collaborate with other board and executive committee members to ensure the best interests of our shareholders.”

Launched in 2015, BMTX is one of America’s largest digital financial services platforms with approximately two million accounts. BMTX is on a mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer friendly digital banking experience. BMTX is a pioneer in the BaaS sector, powering non-banks to expand access to digital banking products through its award-winning technology. BMTX also currently provides disbursement services at approximately 750 college and university campuses (covering one out of every three college students in the U.S.) through BankMobile Disbursements. BMTX recently announced the signing of a definitive agreement to merge with First Sound Bank, a Seattle, Washington-based business bank. The combined company will be a fintech-based bank focused on serving customers digitally nationwide. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in the second half of 2022.

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About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX)—formerly known as BankMobile—is among the largest digital banking platforms and Banking-as-a-Service (BaaS) providers in the country, providing access to checking and savings accounts, personal loans, credit cards, and financial wellness. It is focused on technology, innovation, easy-to-use products, and education with the mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer-friendly banking experience. The BM Technologies (BMTX) digital banking platform employs a multi-partner distribution model, known as “Banking-as-a-Service” (BaaS), that enables the acquisition of customers at higher volumes and substantially lower expense than traditional banks, while providing significant benefits to its customers, partners, and business. BM Technologies (BMTX) currently has approximately two million accounts and provides disbursement services at approximately 750 college and university campuses (covering one out of every three college students in the U.S.). BM Technologies, Inc. (BMTX) is a technology company and is not a bank, which means it provides banking services through its partner bank. More information can also be found at www.bmtx.com.